EXHIBIT 21.1

FIRST CONSULTING GROUP, INC.

LEGAL ENTITIES

as of March 2005

First Consulting Group and its subsidiaries provide consulting, integration and management services to healthcare, pharmaceutical and other life sciences organizations in North America, Europe and Japan.

#

Name

Number of Shareholders

Purpose

Place of Incorporation

1.

First Consulting Group, Inc.

Public

Holding

Delaware

2.	Scottsdale Informatics Institute, Inc.	1	Dormant	Delaware

3.	FCG CSI, Inc.	1	Operations	Delaware

4.	FCG Investment Company, Inc.	1	Intangible	Delaware
			Holdings

5.	FCG Ventures, Inc.	1	Investment	Delaware
			Holdings

6.	First Consulting Group GmbH	1	Operations	Germany

7.	First Consulting Group (Ireland) Limited	1	Operations	Ireland

8.	First Consulting Group, B.V.	1	Holding	Netherlands

9.	First Consulting Group (UK) Limited	1	Operations	United Kingdom (Company #2200831)

10.	First Consulting Group Limited	1	Dormant	United Kingdom (Company #3417859)

11.	Pareto Consulting Limited	1	Dormant	United Kingdom

12.	First Consulting Group Company	1	Operations	Canada

13.	FCG Infrastructure Services, Inc.	1	Operations	Tennessee

14.	Paragon Solutions, Inc.	1	Operations	Delaware

15.	HPA Acquisition Corporation	1	Asset Holdings	Delaware

16.	Coactive Systems Corporation	1	Operations	Delaware